EXHIBIT 2.2

                            INDEMNIFICATION AGREEMENT

      THIS INDEMNIFICATION AGREEMENT ("AGREEMENT") is entered into as of February 25, 1998, among Able Telcom Holding Corp., a Florida corporation ("ABLE"), Transportation Safety Contractors, Inc., a Florida corporation, and Georgia Electric Company, Inc., a Georgia corporation (collectively, the "BUYER"), COMSAT Corporation, a District of Columbia corporation ("COMSAT"), and COMSAT RSI Acquisition, Inc., a Delaware corporation, doing business as COMSAT RSI JEFA Wireless Systems, and an indirect wholly-owned subsidiary of COMSAT (the "SELLER"). The Buyer, Able, COMSAT and Seller are referred to collectively herein as the "Parties." All capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them as set forth in the Purchase Agreement (defined below).

                                    RECITALS

      WHEREAS, the Parties have entered into that certain Asset Purchase Agreement dated November 26, 1997 ("PURCHASE AGREEMENT") whereby Buyer agreed to purchase substantially all of the assets (and assume certain of the liabilities) of Seller;

      WHEREAS, as a condition precedent to the Closing of the asset purchase, the Buyer, Seller, COMSAT and Able agreed to give notices to third parties, and use commercially reasonable efforts to obtain any third party consents, authorizations, approvals of governments and governmental agencies that the other reasonably may request; and

      WHEREAS, the Parties have yet to obtain all the necessary consents but the Buyer and Able do not wish to delay the Closing;

      THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows.

                                    AGREEMENT

1.01 INDEMNIFICATION. Buyer and Able, jointly and severally, shall indemnify Seller and COMSAT from and against the entirety of any Adverse Consequences (as defined in the Purchase Agreement) that Seller or COMSAT, as the case may be, may suffer resulting from, arising out of, relating to in the nature of, or caused by the failure to obtain all necessary consents pursuant to SECTION 5(B) of the Purchase Agreement.

1.02  DETERMINATION OF DAMAGES AND OTHER MATTERS.

      (a) The Indemnity Cap, defined in and pursuant to the Purchase Agreement, shall not apply to any claim of indemnity made by Seller or COMSAT under this Agreement.

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      (b) Each Party hereby waives any claim for indirect, special or consequential damages resulting from, arising out of, relating to, in the nature of, or caused by a breach of this Agreement by any other Party.

      (c) The amount which any party (an "INDEMNIFYING PARTY") is or may be required to pay to any other party (an "INDEMNITEE") pursuant to this Agreement shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Adverse Consequence. If an Indemnitee shall have received payment (an "INDEMNITY PAYMENT") required by this Agreement from an Indemnifying Party in respect of any Adverse Consequence and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Adverse Consequence, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of the related Indemnity Payment). An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions of this Agreement) by virtue of the indemnification provisions hereof.

1.03  MATTERS INVOLVING THIRD PARTIES.

      (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a person (including, without limitation, any governmental entity) who is not a party to this Agreement (or an Affiliate of either party) of a claim or of the commencement by any such person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Section (a "THIRD PARTY CLAIM"), such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim; provided that the failure of any Indemnitee to give notice as provided in this SECTION 1.03 shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail.

      (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and with such Indemnifying Party's own counsel, any Third Party Claim, as provided hereafter, so long as the Indemnifying Party notifies the Indemnitee in writing within 30 days after the Indemnitee has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnitee from and against the entirety of any Adverse Consequences the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (subject to the limitations provided in SECTION 1.02). After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Agreement for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided that if the defendants with respect to any such Third Party Claim

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include both the Indemnifying Party and one or more Indemnitees and in any
Indemnitee's reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this SECTION 1.03, such Indemnitee may defend or, subject to the remainder of this SECTION 1.03, seek to compromise or settle such Third Party Claim without prejudice to such Indemnitee's rights, if any, to continue to seek indemnification hereunder. Notwithstanding the foregoing, neither an Indemnifying Party nor an Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. Neither an Indemnifying Party nor an Indemnitee shall consent to entry of any judgment or enter into any settlement of any Third Party Claim which does not include as an unconditional term thereof the giving by a claimant or plaintiff to such Indemnitee, in the case of a consent or settlement by an Indemnifying Party, or to the Indemnifying Party, in the case of a consent or settlement by an Indemnitee, of a written release from all liability in respect to such Third Party Claim.

      (c) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the related Indemnitee shall make reasonably available to such Indemnifying Party any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise of such Third Party Claims, subject to the establishment of reasonably appropriate confidentiality arrangements and arrangements to preserve any applicable privilege (including, the attorney-client privilege) and shall cooperate in such defense, compromise or settlement. If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the related Indemnitee shall be entitled to attend and participate in any such proceeding, discussion or negotiation at its own expense.

      (d) Notwithstanding anything else in this Agreement to the contrary, if an Indemnifying Party notifies the related Indemnitee in writing of such Indemnifying Party's desire to settle or compromise a Third Party Claim on the basis set forth in such notice (provided- that such settlement or compromise includes as an unconditional term thereof the giving by the claimant or plaintiff of a written release of the Indemnitee from all liability in respect thereof and does not include any non-monetary remedy) and provides the Indemnitee a copy of a written proposal of the applicable claimant to settle on such terms, and the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (A) the

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amount of any offer of settlement or compromise which such Indemnitee declined to accept and (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to defend such Third Party Claim (including attorneys fees and expenses).

      (e) Any claim on account of an Adverse Consequence which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.

      (f) In addition to any adjustments required pursuant to Section 9(d), if the amount of any Adverse Consequence shall, at any time subsequent to the payment required by an Indemnifying Party on account thereof, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

      (g) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place and the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

1.04 OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have pursuant to this Agreement and with respect to the transactions contemplated by the Purchase Agreement.

2.01  MISCELLANEOUS.

      (a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No

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Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

            to Seller:

            COMSAT RSI Jefa Wireless Systems
            c/o COMSAT Corporation

            (at the address and with the copies set forth below with respect to COMSAT)

            to COMSAT:

            COMSAT Corporation
            6560 Rock Spring Drive
            Bethesda, Maryland 20815
            Attention: Allen E. Flower
            Vice President and Chief Financial Officer
            Telecopy No.: (301) 214-5131

            With copy (which shall not constitute notice) to:
            Warren Y. Zeger
            Vice President, General Counsel and Secretary
            COMSAT Corporation
            6560 Rock Spring Drive
            Bethesda, Maryland 20815
            Telecopy No.: (301) 214-5128

            and copy (which shall not constitute notice) to:

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            Charles P. Miller
            Patton Boggs, L.L.P.
            2200 Ross Avenue, Suite 900
            Dallas, Texas 75204
            Telecopy No.: (214) 871-2688

            If to Buyer or Able:

            Transportation Safety Contractors, Inc.
            c/o Able Telcom Holding Corp.
            1601 Forum Place, Suite 1110
            West Palm Beach, FL 33401
            Attention: President
            Telecopy No.: (561) 688-0455

            and copy (which shall not constitute notice) to:

            David L. Perry, Jr.
            Holland & Knight L.L.P.
            625 North Flagler Drive, Suite 700
            West Palm Beach, FL 33401
            Telecopy No.: (561) 650-8399

      Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

      (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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      (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (j) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word 'including' shall mean including without limitation.

      (k) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Dallas County, Texas. in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in SECTION 2.01(F) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

                   (REMAINDER OF PAGE INTENTIONALLY BLANK)

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      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                    TRANSPORTATION SAFETY CONTRACTORS, INC.

                                    By: /s/
                                        -----------------------------------
                                            Gerry W. Hall
                                            Executive Vice President

                                    GEORGIA ELECTRIC COMPANY, INC.

                                    By: /s/
                                        -----------------------------------
                                            Gerry W. Hall
                                            President

                                    ABLE TELCOM HOLDING CORP.

                                    By: /s/
                                        -----------------------------------
                                            Gerry W. Hall
                                            President and Chief
                                              Executive Officer

                                    COMSAT RSI Acquisition, Inc., d.b.a.
                                    COMSAT RSI JEFA Wireless Systems

                                    By: /s/
                                        -----------------------------------
                                            Dennis Fruhwirth
                                            Vice President and
                                              General Manager

                                    COMSAT CORPORATION

                                    By: /s/
                                        -----------------------------------
                                            Allen E. Flower
                                            Vice President and Chief
                                              Financial Officer

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